M A N N I N G E L L I O T T	11th floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 357

C H A R T E R E D A C C O U N T S	Phone: 604. 714. 3600 Fax: 604.714. 3669 Web: manningelliott.com

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2005 included in the Registration Statement on Form SB-2 and related Prospectus of Triangle Petroleum Corporation (formerly Peloton Resources Inc.) for the registration of shares of its common stock.

/s/ “Manning Elliott LLP”

MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

January 17, 2006